Exhibit 3.21

CERTIFICATE OF INCORPORATION

OF

VCI ELECTRONIC COUPONS, INC.

The undersigned, a natural person, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is VCI Electronic Coupons, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General. Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be designated Common Stock, of par value ($.01) per share.

FIFTH: The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Corrinne Binstein	c/o McDermott, Will & Emery 50 Rockefeller Plaza New York, NY 10020

SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal By-Laws, subject to the reserved power of the stockholders to amend and repeal any By-Laws adopted by the Board of Directors.

SEVENTH: Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty as a director unless, and only to the extent that, such director is liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to, repeal or adoption of any provision of the certificate of incorporation inconsistent with this article shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision.

TENTH: Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six (6) years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned, and such unclaimed dividends in the possession of the, Corporation, its transfer agents or other agents or depositaries, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.

THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, does hereby make, file and record this Certificate, and certifies that the facts herein stated are true, and has accordingly set his hand hereto this 18th day of April, 2000.

By:	/s/ Corrinne Binstein
Corrinne Binstein Incorporator

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

VCI ELECTRONIC COUPONS, INC.

VCI Electronic Coupons, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is VCI Electronic Coupons, Inc.

SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment of the Certificate of Incorporation of the Corporation by written consent in lieu of a special meeting, declaring such amendment to be advisable and directing that such amendment be submitted to the sole stockholder of the Corporation for approval.

THIRD: Thereafter, pursuant to the resolutions of the Board of Directors, the sole stockholder of the Corporation duly adopted the proposed amendment by written consent in lieu of a special meeting in accordance with Section 242 of the DGCL.

FOURTH: The Certificate of Incorporation is hereby amended as follows:

1. Article FIRST of the Certificate of Incorporation is hereby amended to read as follows:

“The name of this Corporation is Valassis Interactive, Inc.”

FIFTH: This Certificate of Amendment shall become effective on December 31, 2009 at 9:30 p.m. Eastern Standard Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 29th day of December, 2009.

VCI Electronic Coupons, Inc.

By:	/s/ Steven Mitzel
Name:	Steven Mitzel
Title:	President